EXHIBIT 2.1

LOAN AGREEMENT FOR ONLENDING OF EXTERNAL LOAN – RESOLUTION No. 2770, of 08.30.2000, of the NATIONAL MONETARY COUNCIL

1. BASE DATE: 03/14/2008	CONTRACT No. 10061697
2. BANK: BANCO VOTORANTIM S.A., headquartered at Av. Roque Petroni Júnior, 999 – 16th floor, São Paulo/SP, corporate taxpayer register CNPJ/MF No. 59.588.111/0001-03, represented according to its Bylaws.

3. BORROWER: TIM CELULAR S.A., headquartered at Av. Giovanni Gronchi, 7143 – São Paulo/SP, CNPJ/MF No. 04.206.050/0001-80, represented according to its Bylaws.
4. CHARACTERISTICS OF THE LOAN:

4.1. Values:

4.1.1. Value of Onlending in foreign currency: Yen 6,056,935,192.61 (six billion, fifty-six million, nine hundred and thirty-five thousand, one hundred and ninety-two Japanese yens and sixty-one cents).

4.1.2. Conversion foreign exchange rate: R$ 0.016510
4.1.3 Value in domestic currency: R$ 100,000,000.03 (one hundred million reais and three cents).

4.2. Charges:
4.2.1. Interest, Onlending Commission and Income Tax (per annum): 1.0000 % p.a., linear, corresponding to 0.0833% p.m., linear.

4.3. Tariffs: 0.00                                           4.4. Other Expenses: 0.00

5. TERM: 5.1. Maturity date of charges and income tax: 02/25/2009. 5.2. Maturity date of principal: 02/25/2009.
MATURITY	CHAGES – YEN	PRINCIPAL – YEN	VALUE OF INSTALLMENT – YEN
02/25/2009	58,550,373.53	6,056,935,192.61	6,115,485,566.14
6. Promissory Note – value: Yen 6,115,485,566.14 (six billion, one hundred and fifteen million, four hundred and eighty-five thousand, five hundred and sixty-six Japanese yens and fourteen cents), due cash.

Guarantor(s):

Name:
Address:
CNPJ:

The parties identified above execute this Contract, based on Resolution No. 2770, of 08.30.00, of the National Monetary Council and other provisions pertaining to the kind, by the following clauses and conditions:

1. Based on Resolution No. 2770, of 08.30.00 and other complementary rules, the BANK captured funds in foreign currency, with the objective of passing them on to their clients in Brazil, whose conditions and form of payment were previously approved by the Central Bank of Brazil, through the Department of Inspection and Registration of Foreign Capitals (FIRCE).

2. By the same instrument, and always according to Resolution 2770 and other complementary rules, the BANK lends to the BORROWER, by onlending, the sum in domestic currency, expressed in item 4.1.3 of the preambular framework, as a loan with foreign exchange indexation, resulting from the conversion of the value into Japanese Yen, cited in item 4.1.1. of the above table, by the foreign exchange conversion rate cited in item 4.1.2. above.

3. The BORROWER undertakes to pay at the headquarters of the BANK, regardless of any notice or judicial or extrajudicial notification, the loan mentioned in item 4.1.1. of the preambular table, accreted of the charges established in item 4.2.1 of the same table, on the due date(s) set forth in item 5 of the same table, by check issued by it, Electronic Transfer – TED or Credit Clearance Document – DOC, in domestic currency equivalent to the value of the provision of Japanese Yen, converted by sale rate, published by the Central Bank of Brazil, through SISBACEN-PTAX 800 – option 5 – Quotations for Accounting – currency 470 – market rate, in force for the date of payment with respect to the average of the immediately previous business day.

3.1. If the Central Bank of Brazil fails to inform the rates mentioned in Clause 3 above, the one disclosed by the Central Bank of Brazil will be used in its substitution, and, in the absence thereof, the average of the sale rates, calculated and informed by the BANK in connection with the business day immediately prior to the date(s) established for maturity will be used, which rates are practiced by the banks: BANCO ITAÚ S.A., BANCO CITIBANK S.A. and BANCO DO BRASIL S.A.

3.2. The charges will be calculated on the balance due of the principal in Japanese Yen by the number of days of the period, on the basis of 1 (one) year of three hundred and sixty-five days.

3.3. The resources of this onlending will be used by the BORROWER for its social purposes.

4. If the date of any payment accrues on a day in which the BANK does not operate, or cannot close the Foreign Exchange, as a result of a bank holiday in Brazil or abroad, the BORROWER shall effect it on the first subsequent business day or on the first business day prior to that of maturity, so as to enable the remittance of currency abroad, on the dates in the deadlines. All and any liens resulting from the modifications contemplated in this clause shall be borne by the BORROWER and the benefits that may arise will be credited to it.

4.1. If the Brazilian authorities determine an extraordinary bank holiday, which prevents the BANK from acquiring the currency necessary to settle its commitments with the external creditor, the BORROWER will effect the payments due herein to the BANK on the second business day immediately subsequent to the end of the respective holiday, the values due by BORROWER to the BANK being converted by the Sale rate, published by the Central Bank of Brazil, through SISBACEN-PTAX 800 – option 5 – Accounting Quotations – currency 470 – market rates, in force for the date of effective payment relative to the average of the immediately previous business day.

5. The value of the principal and the respective charges are subject to foreign exchange parity, which means that the BORROWER undertakes to bear the foreign exchange risks resulting from this transaction until the effective and total liquidation of the obligations resulting from this contract, undertaking to settle its debit in compliance with the provisions of Clause 3 above.

6. The LENDER undertakes to reimburse all and any rate, liens, financial charges, registration emoluments, taxes, among them the tax on Credit Transactions (IOC) and Income Tax (IR) on remittances abroad, whenever these are due, or those which come to be created, whether on the contracted loan, or on the remittance abroad of the sums destined to liquidation of the loan. The obligation established herein shall only apply when and if the charges are effectively due. It is further clarified that, any incentive, benefit or restitution applicable, shall revert to the benefit of BORROWER.

6.1. If, by virtue of laws, normative acts, or internal administrative measures, the remittances of the payments to the foreign creditor, are hindered or aggravated with additional cost not existing at the time of the execution of this contract, as a result of the imposition of tax burdens, to this remittances, BORROWER shall reimburse to the BANK, within 48 (forty-eight) hours, which will begin with the receipt of the respective notification(s).

7. Without the express consent of the BANK, the BORROWER may not liquidate early, as a whole or in part, the debt resulting from this contract.

8. To ensure the ready payment and liquidation of its debit, comprising the principal, accessories and charges, BORROWER makes hereby the delivery to the BANK of Promissory Note(s), issued by it, in the quantities and values set forth in item 6 of the table above.

8.1. If, at any time, for any reason, it is verified that the effective debt of the BORROWER, whether as principal and/or interest, is, at the time, superior to the one consigned in the respective Promissory Note, the BANK, in addition to collecting the same Promissory Note, shall collect the difference verified.

8.2. Regardless of the enforcement of the guarantees created, the BANK may, if default on the conventional or legal obligations is configured at the charge of BORROWER, promote the protest and execution of the Promissory Note(s) issued by the BORROWER.

9. LENDER may not assign, transfer or pledge the rights and obligations resulting from this instrument, totally or partially, without the previous consent of the BANK.

10. Regardless of judicial or extrajudicial interpellation, it shall be legally operated, for purposes of Article 397 of the Civil Code, the early maturity of the entire debt of BORROWER, in addition to the other events contemplated herein, in the following cases: a) if any of the events contemplated in articles 333 and 1425 of the Civil Code occurs; b) if it is verified the falsehood of any declaration, information or document, which has been, respectively, executed, rendered or delivered by BORROWER; c) if BORROWER has any title protested, in an amount superior to R$20,000,000.00 (twenty million reais), the protest remaining unjustified for more than 30 (thirty) days or bring any judicial or extrajudicial recovery proceedings or have its bankruptcy fundamentally required or declared; d) if any change, transfer or assignment, direct or indirect, occurs, of the corporate/share control, or yet, the incorporation, merger or split of CLIENT, provided that such event does not occur between or with subsidiaries, associated and/or parent companies of CLIENT; e) if the BORROWER interrupts its activities; f) when applicable, if the BORROWER suffers the intervention of the Central Bank of Brazil and g) if BORROWER fails to comply with any of the clauses or conditions recorded herein.

11. In the absence of payment, at the opportune moment, of any sum due as a result of this contract, or in the event of default in general, on any obligations assumed by BORROWER, the immediate termination of the credit granted herein shall occur, and the total outstanding debt will become hereby due and enforceable,  accreted of a permanence commission, calculated at 1% (one percent) per month, in addition to a fine of 2% (two percent) on the debt in arrears. In such circumstances, the BANK will be authorized to proceed to the immediate execution of all the guarantees created, regardless of the order in which they were granted, it will not matter, however, the execution of only part of said guarantees in waiver of the others restricted to this contract, such guarantees may be executed at any time, until the final and full liquidation of the debt.

13. (sic) If the value of any charge, expense or tax, which accrues or comes to accrue on the obligations contracted herein, is defined only at the time of the release or placement of the resources at the disposal of BORROWER, or, in the case of increase of any charges or taxes, BORROWER will be previously informed, by mail, telegram or FAX, to be sent to the address indicated in table 3.

14. It is expressly covenanted that abstaining from the exercise, by the BANK, of any rights or faculties to which it is entitled by this contract, or eventual tolerance with arrears or default in compliance with the obligations of BORROWER, shall not affect those rights or faculties, which may be exercised at any time by the BANK, at its sole discretion, nor alteration in any way, of the conditions stipulated herein. Eventual and transitory tolerance by the BANK shall not bind it with respect to future maturities or defaults.

15. If, to promote the defense of its rights resulting from this contract, or to have satisfaction of what is due to it, the BANK needs to appeal to administrative or judicial means, it will be entitled to receive from BORROWER, in addition to the legal and collection costs, the lawyers’ fees arbitrated in Court, provided that the borrower is the recipient of the adversary party’s fees.

16. The Parties hereby recognize that the BORROWER, its affiliates, administrators, employees and eventual subcontractors will be subject to the observance and compliance with the Code of Ethics of BORROWER (“Code of Ethics of TIM”), which provides that all the business of BORROWER, including this Contract, are guided by sustainable development and growth, and by respect and protection of human rights, of the right to work, of the principles of environmental protection and the fight against corruption, in light of the principles of the Global Covenant of the United Nations Organizations. The Code of Ethics of TIM provides the need for respect: (i) honesty, loyalty and transparency to its shareholders, clients, partners, suppliers, contractors, market, governmental agencies, community and other stakeholders; (ii) the interests of the company and the contracting parties, above the individual interests of its employees, representatives and service providers; (iii) the safety and health rules in work locations; (iv) the environment and public health, adopting, also, a preventive approach to related problems. The BORROWER also repudiates and sentences (a) any act that it attempts against human rights, especially those protected by the Constitution; (b) child, illegal or slave labor; (c) acts that imply or result in torture, physical or mental; (d) acts that attempt against health and safety in the work locations, including aiming to prevent accidents and damage to health; (e) acts that impair the right of free association of its employees; (f) discriminatory acts in labor relations, including in the definition of remuneration, access to training, promotions, terminations and retirements, whether in function of race, nationality, religion, sexual orientation, age, physical or mental handicap, trade union affiliation, nor shall support any other form of discrimination or harassment; (g) acts of corruption on the website of TIM Participações S.A. (www.timpatri.com.br) Area: Corporate Governance, Ethics Code) and filed at its headquarters and in all of its establishments, at the disposal for public consultation. To this effect, the BANK declares that its performance and its business, to the extent applicable, observe and diffuse in its business chain the principles and values mentioned above, ethically and socially responsible.

17. The Venue of the Judiciary District of the City of São Paulo, State of São Paulo, is hereby elected, to the exclusion of any other, however privileged, to settle any questions arising out of the performance of this contract.

IN WITNESS WHEREOF, the parties sign this contract in 03 (three) counterparts of equal tenor, with the undersigned witnesses.

São Paulo, March 14, 2008
[signature]	[signature]
Nelson Jorge de Freitas	Mario Antonio Thomazi
Attorney-in-fact	Director
BANCO VOTORANTIM

[signature]
TIM CELULAR S.A.
Witnesses:
1. [signature]	2. [signature]
Sérgio Augusto Waschinsky	Maria Carolina Mirabella
CPF 199.284.228-00	CPF 310.381.208-61
ID 24.680.040-9	ID 18.437.414-5

NON-TRADEABLE COUNTERPART

PROMISSORY NOTE

Value Yen 6,115,485,566.14
Due: Cash

On the due date contemplated above, we shall pay for this Promissory Note to BANCO VOTORANTIM S.A., headquartered at Av. Roque Petroni Júnior, 999 – 16th floor, City of São Paulo – SP, registered at CNPJ/MF No. 59.588.111/0001-03, or to its order, the equivalent in domestic foreign currency to Yen 6,116,485,566.14 (six billion, one hundred and fifteen million, four hundred and eighty-five thousand, five hundred and sixty-six Japanese Yen and fourteen cents), calculated according to the rate published by the Central Bank of Brazil, through SISBACEN-PTAX 800 – option 5 – Quotations for Accounting – currency 470 – market rates, which rate shall be in force on the last business day, immediately prior to the date of effective payment. This Promissory Note was issued to guarantee full compliance with the obligations resulting from the Loan Agreement for Onlending of External Loan – Resolution No. 2770, of 08.30.2000, of the National Monetary Council, signed on 03/14/2008, between TIM CELULAR S.A. and BANCO VOTORANTIM S.A.

São Paulo, March 14, 2008

[signature]
Issuer: TIM CELULAR S.A.
Address: Av. Giovanni Gronchi, 7143 – São Paulo/SP
CNPJ/MF No.: 04.206.0500001-80

THIS PROMISSORY NOTE IS RESTRICTED TO THE LOAN AGREEMENT FOR ONLENDING OF EXTERNAL LOAN – RESOLUTION No. 2770, of 08.30.2000, OF THE NATIONAL MONETARY COUNCIL No. 10061697, SIGNED ON THIS DATE BETWEEN THE BANK AND THE BORROWER